Exhibit 107
CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)
Invesco Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares , $0.20 par value per share (“Common Shares”)	457(h)	14,800,000	$17.17	$ 254,116,000	0.0001476	$37,507.53

Total Offering Amounts					$ 254,116,000		$37,507.53

Total Fee Offsets				n/a

Net Fee Due							$37,507.53

(1)
Amount to be registered consists of 14,800,000 shares (the “New Shares”) of Invesco Ltd. (the “Company”) issuable under the Amended and Restated Invesco Ltd. 2016 Global Equity Incentive Plan (the “Plan”). The New Shares are in addition to the Common Shares previously registered for issuance under the Plan pursuant to the Company’s (i) Registration Statement on Form
S-8
(File
No. 333-257122),
filed with the Securities and Exchange Commission (the “SEC”) on June 15, 2021, (ii) Registration Statement on Form
S-8
(File
No. 333-231453),
filed with the SEC on May 14, 2019, and (iii) Registration Statement on
Form S-8 (File No. 333-212037), filed
with the SEC on June 15, 2016.

(2)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Shares as reported on the NYSE on July 29, 2024.

(3)
Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.